Contacts:

Rick Pierce                                          Douglas MacDougall
Vice President, Investor Relations                   Chris Erdman
SafeScience, Inc.                                    Feinstein Kean Healthcare
(617) 422-0674                                       (617) 577-8110
www.safescience.com                                  www.fkhealth.com
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FOR IMMEDIATE RELEASE
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           SAFESCIENCE ANNOUNCES CANCER DRUG SHOWS POSITIVE ACTIVITY
                           IN PHASE II CLINICAL TRIAL

            -COMPANY PLANS EXPANDED COLORECTAL CANCER CLINICAL TRIAL-

Boston, MA March 23, 2001 - SafeScience, Inc. (NASDAQ: SAFS) announced that its patented cancer drug, GBC-590, demonstrated positive clinical activity in colorectal cancer patients in its recently completed Phase IIa clinical trial. Based on this promising, early data, the Company plans to conduct an expanded Phase IIb dose escalation trial.

GBC-590 was administered at low dosage to 23 patients who had late-stage cancer with either no response to, or suffered a relapse after, prior chemotherapy treatment. GBC-590 showed positive clinical activity. Specifically, five patients showed tumor stabilization for periods from two months up to six months before disease state progression was observed, with one patient showing a period of tumor shrinkage.

The Phase IIb study will utilize the Simon 2 Stage Optimal Design, which considers a dose level to have statistically significant efficacy if five or more patients out of 25 evaluable patients have a response. Additionally, the trial is designed to determine optimum dosage levels and the safety profile at such levels. Higher doses of GBC-590 than administered in the Phase IIa study have been tested in animals with no dose limiting toxicity observed.

"Many drugs for late-stage cancer treatment often have to be administered at much higher dose levels to show any signs of activity. I was excited to see not only tumor stabilization but also an instance of tumor shrinkage with no dose limiting toxicity" commented Clark Springgate, M.D., PhD, the Company's Medical Director.

Thomas H. Cartwright M.D., Associate Chair, Gastrointestinal Research Committee for U.S. Oncology and one of the clinical investigators added, "I am impressed by the drug, even at this early phase. This could potentially be an effective therapeutic to treat colorectal cancer."


                                     -more-

                                                    Phase II Enrollment Complete
                                                                          Page 2

A complete analysis of the data is underway, and is being prepared for publication. In addition, an abstract of the data has been accepted for publication by the American Society of Clinical Oncology (ASCO) for their annual meeting in May 2001.

SAFESCIENCE
SafeScience develops and licenses pharmaceutical and agricultural products. The Company's human therapeutic products include GBC-590, a unique compound to treat cancer, which is in Phase II human clinical trials, as well as, an antifungal compound, CAN-296, in development. In the area of agriculture, SafeScience has received U.S. EPA approval of Elexa-4(R) Plant Defense Booster, an innovative compound which stimulates the plant to protect itself against pathogens. SafeScience has filed for state registration of Elexa in California and in several states. Further information is available on SafeScience's web site: http://www.safescience.com

SAFE HARBOR STATEMENT
---------------------
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.